                                CREDIT AGREEMENT

                                     among

                     NORTH ATLANTIC TRADING COMPANY, INC.,

                         VARIOUS LENDING INSTITUTIONS,

                             GLEACHER NATWEST, INC.
                              AS ARRANGING AGENT,

                                      and

                         NATIONAL WESTMINSTER BANK PLC,
                            AS ADMINISTRATIVE AGENT

                      ------------------------------------

                           Dated as of June 25, 1997

                      ------------------------------------

                                  $110,000,000

                               TABLE OF CONTENTS

                                                                                                    Page
SECTION 1.  Amount and Terms of Credit...............................................................  1
         1.01  Commitment............................................................................  1
         1.02  Minimum Borrowing Amounts, etc........................................................  2
         1.03  Notice of Borrowing...................................................................  2
         1.04  Disbursement of Funds.................................................................  3
         1.05  Notes ................................................................................  3
         1.06  Conversions...........................................................................  4
         1.07  Pro Rata Borrowings...................................................................  5
         1.08  Interest..............................................................................  5
         1.09  Interest Periods......................................................................  6
         1.10  Increased Costs, Illegality, etc......................................................  7
         1.11  Compensation..........................................................................  9
         1.12  Change of Lending Office.............................................................. 10
         1.13  Replacement of Lenders................................................................ 10

SECTION 2.  Letters of Credit........................................................................ 11
         2.01  Letters of Credit..................................................................... 11
         2.02  Minimum Initial Stated Amount......................................................... 12
         2.03  Letter of Credit Requests; Notices of Issuance........................................ 12
         2.04  Agreement to Repay Letter of Credit Drawings.......................................... 12
         2.05  Letter of Credit Participations....................................................... 13
         2.06  Increased Costs....................................................................... 15

SECTION 3.  Fees; Commitments........................................................................ 16
         3.01  Fees  ................................................................................ 16
         3.02  Voluntary Reduction of Commitments.................................................... 17
         3.03  Mandatory Adjustments of Commitments, etc............................................. 17

SECTION 4.  Payments................................................................................. 18
         4.01  Voluntary Prepayments................................................................. 18
         4.02  Mandatory Prepayments................................................................. 19
         4.03  Method and Place of Payment........................................................... 22
         4.04  Net Payments.......................................................................... 22

SECTION 5.  Conditions Precedent..................................................................... 24
         5.01  Conditions Precedent to Initial Borrowing Date........................................ 24
         5.02  Conditions Precedent to All Credit Events............................................. 30




SECTION 6.  Representations, Warranties and Agreements............................................... 30
         6.01  Status................................................................................ 30
         6.02  Power and Authority................................................................... 31
         6.03  No Violation.......................................................................... 31
         6.04  Litigation............................................................................ 31
         6.05  Use of Proceeds; Margin Regulations................................................... 31
         6.06  Governmental Approvals................................................................ 32
         6.07  Investment Company Act................................................................ 32
         6.08  National Tobacco Partnership Agreement; Bollore Distribution
                     Agreements...................................................................... 32
         6.09  True and Complete Disclosure.......................................................... 32
         6.10  Financial Condition; Financial Statements............................................. 33
         6.11  Security Interests.................................................................... 34
         6.12  Representations and Warranties in Acquisition Documents............................... 34
         6.13  Tax Returns and Payments.............................................................. 34
         6.14  Pension and Welfare Plans............................................................. 35
         6.15  Subsidiaries.......................................................................... 35
         6.16  Intellectual Property................................................................. 35
         6.17  Environmental Matters................................................................. 36
         6.18  Properties............................................................................ 38
         6.19  Labor Relations....................................................................... 38
         6.20  Compliance with Statutes, etc......................................................... 38

SECTION 7.  Affirmative Covenants.................................................................... 38
         7.01        Information Covenants........................................................... 39
         7.02  Books, Records and Inspections........................................................ 41
         7.03  Insurance............................................................................. 41
         7.04  Payment of Taxes...................................................................... 42
         7.05  Corporate Franchises.................................................................. 43
         7.06  Compliance with Statutes, etc......................................................... 43
         7.07  Good Repair........................................................................... 43
         7.08  End of Fiscal Years; Fiscal Quarters.................................................. 43
         7.09  Additional Security; Further Assurances............................................... 43
         7.10  Compliance with Environmental Laws. .................................................. 44

SECTION 8.  Negative Covenants....................................................................... 45
         8.01  Changes in Business................................................................... 45
         8.02  Consolidation, Merger, Sale or Purchase of Assets, etc................................ 45
         8.03  Liens ................................................................................ 46
         8.04  Indebtedness.......................................................................... 47
         8.05  Capital Expenditures.................................................................. 48
         8.06  Advances, Investments and Loans....................................................... 49
         8.07  Leases................................................................................ 50

                                     (ii)

                                                                                                    Page

         8.08  Prepayments of Indebtedness, etc...................................................... 50
         8.09  Dividends, etc........................................................................ 51
         8.10  Transactions with Affiliates.......................................................... 52
         8.11  Interest Coverage Ratio............................................................... 52
         8.12  Leverage Ratio........................................................................ 53
         8.13  Minimum Consolidated EBITDA........................................................... 54
         8.14  Fixed Charge Coverage Ratio........................................................... 55
         8.15  Limitation on Issuance of Stock....................................................... 55
         8.16  Creation of Subsidiaries.............................................................. 55

SECTION 9.  Events of Default........................................................................ 55
         9.01  Payments.............................................................................. 55
         9.02  Representations, etc.................................................................. 55
         9.03  Covenants............................................................................. 55
         9.04  Default Under Other Agreements........................................................ 56
         9.05  Bankruptcy, etc....................................................................... 56
         9.06  Pension Plans......................................................................... 56
         9.07  Security Documents.................................................................... 57
         9.08  Subsidiary Guaranty................................................................... 57
         9.09  Judgments............................................................................. 57
         9.10  Bollore Distribution Agreements....................................................... 57

SECTION 10.  Definitions............................................................................. 58

SECTION 11.  The Administrative Agent................................................................ 79
         11.01  Appointment.......................................................................... 79
         11.02  Nature of Duties..................................................................... 79
         11.03  Lack of Reliance on the Agents....................................................... 80
         11.04  Certain Rights of the Agents......................................................... 80
         11.05  Reliance............................................................................. 80
         11.06  Indemnification...................................................................... 80
         11.07  The Agents in Their Individual Capacities............................................ 81
         11.08  Holders.............................................................................. 81
         11.09  Resignation by an Agent.............................................................. 81

SECTION 12.  Miscellaneous........................................................................... 82
         12.01  Payment of Expenses, etc............................................................. 82
         12.02  Right of Setoff...................................................................... 83
         12.03  Notices.............................................................................. 83
         12.04  Benefit of Agreement................................................................. 83
         12.05  No Waiver; Remedies Cumulative....................................................... 85

                                     (iii)

                                                                                                    Page
         12.06  Payments Pro Rata.................................................................... 86
         12.07  Calculations; Computations........................................................... 86

         12.08  Governing Law; Submission to Jurisdiction; Venue; Waiver of
                     Jury Trial...................................................................... 87
         12.09  Counterparts......................................................................... 87
         12.10  Effectiveness........................................................................ 88
         12.11  Headings Descriptive................................................................. 88
         12.12  Amendment or Waiver.................................................................. 88
         12.13  Survival............................................................................. 88
         12.14  Domicile of Loans.................................................................... 88
         12.15  Confidentiality...................................................................... 89
         12.16  Lender Register...................................................................... 89

ANNEX I        --     Commitments
ANNEX II       --     Lender and Agent Addresses
ANNEX III      --     Government Approvals
ANNEX IV       --     Subsidiaries
ANNEX V        --     Properties
ANNEX VI       --     Existing Indebtedness
ANNEX VII      --     Insurance Policies
ANNEX VIII     --     Existing Liens
ANNEX IX       --     Existing Investments
ANNEX X        --     Litigation
ANNEX XI       --     Consolidated EBITDA Adjustments
ANNEX XII      --     Employee Benefit Plans
ANNEX XIII     --     Environmental Matters

EXHIBIT A      --     Form of Notice of Borrowing
EXHIBIT B-1    --     Form of Term Note
EXHIBIT B-2    --     Form of Revolving Note
EXHIBIT C      --     Form of Letter of Credit Request
EXHIBIT D      --     Form of Section 4.04 Certificate
EXHIBIT E-1    --     Form of Opinion of Weil, Gotshal & Manges, LLP
EXHIBIT E-2    --     Form of Opinion of White & Case
EXHIBIT F      --     Form of Officers' Certificate
EXHIBIT G      --     Form of Subsidiary Guaranty
EXHIBIT H      --     Form of Pledge Agreement
EXHIBIT I      --     Form of Security Agreement
EXHIBIT J      --     Form of Consent Letter
EXHIBIT K      --     Form of Assignment Agreement


                                     (iv)

                  CREDIT AGREEMENT, dated as of June 25, 1997, among NORTH ATLANTIC TRADING COMPANY, INC. (formerly known as North Atlantic Trading Acquisition Company, Inc.), a Delaware corporation, the lenders from time to time party hereto (each, a "Lender" and, collectively, the "Lenders"), GLEACHER NATWEST, INC., as Arranging Agent (the "Arranging Agent"), and NATIONAL WESTMINSTER BANK PLC, as Administrative Agent (the "Administrative Agent" and together with the Arranging Agent, collectively, the "Agents"). Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 10 are used herein as so defined.

                             W I T N E S S E T H :

                  WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facilities provided for herein; and

                  NOW, THEREFORE, IT IS AGREED:

                  SECTION 1. Amount and Terms of Credit.

                  1.01 Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each, a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Lender has a commitment under such Facility, under the Term Facility and the Revolving Facility, as set forth below:

                  (a) Loans under the Term Facility (each, a "Term Loan" and, collectively, the "Term Loans") (i) shall be made pursuant to a single borrowing on the Initial Borrowing Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and or converted into, Base Rate Loans or LIBOR Loans, provided that all Term Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and (iii) shall not exceed in aggregate principal amount for any Lender at the time of incurrence thereof the Term Commitment, if any, of such Lender as in effect on such date. Once repaid, Term Loans may not be reborrowed.

                  (b) Loans under the Revolving Facility (each, a "Revolving Loan" and, collectively, the "Revolving Loans") (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the Final Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Lender, after giving effect to any incurrence thereof and the use of the proceeds thereof, that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Revolving Loans of such Lender and such Lender's Percentage, if any, of the Letter of Credit Outstandings at such time, equals the Revolving Commitment, if any, of such Lender at such time.

                  1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than 10 Borrowings of LIBOR Loans.

                  1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans under any Facility, it shall give the Administrative Agent at its Notice Office, (x) prior to 11:00 A.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Loans and (y) prior to 10:00 A.M. (New York time) on the proposed date thereof, written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a "Notice of Borrowing") shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

                  (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Letter of Credit Issuer (in the case of the issuance of Letters of Credit) may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or the Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's or the Letter of Credit Issuer's record of the terms of such telephonic notice.

                  1.04 Disbursement of Funds. (a) No later than 12:00 noon (New York time) (1:00 P.M. (New York time) in the case of Base Rate Loans made pursuant to same day notice) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All such amounts shall be made available to the Administrative Agent in U.S. dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

                  (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes") and (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes").

                  (b) The Term Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Term Loans made by such Lender on the Initial Borrowing Date (or in the case of a new Term Note issued pursuant to Section 1.13 or 12.04, the Term Loans evidenced thereby at the time of issuance) and be payable in the principal amount of Term Loans evidenced thereby, (iv) mature on the Final Maturity Date,
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and LIBOR Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and
(vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                  (c) The Revolving Note issued to each RF Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Lender and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and LIBOR Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                  (d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

                  1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) no partial conversion of a Borrowing of LIBOR Loans shall reduce the outstanding principal amount of the LIBOR Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans if a Default under Section 9.01 or an Event of Default is then in existence and the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion and
(iii) Borrowings of LIBOR Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' (or two Business Days', in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

                  1.07 Pro Rata Borrowings. All Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Term Commitments or Revolving Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

                  1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Base Rate Margin plus the Base Rate in effect from time to time.

                  (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the LIBOR Margin plus LIBOR.

                  (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the Base Rate Margin plus 2.0%, provided that each LIBOR Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period applicable to it at such maturity at a rate per annum equal to 2.0% in excess of the rate of interest applicable thereto at such maturity.

                  (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of any Base Rate Loan) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

                  (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.


                  1.09 Interest Periods. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, three, six or, to the extent available to all Lenders under the respective Facility (as determined by the Administrative Agent), nine or twelve month period. Notwithstanding anything to the contrary contained above:

                  (i) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                 (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) no Interest Period with respect to a Borrowing of Revolving Loans may be elected that would extend beyond the Final Maturity Date;

                  (v) no Interest Period with respect to any Borrowing of Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as LIBOR Loans with

         Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans permitted to be outstanding after such Scheduled Repayment; and

                 (vi) no Interest Period may be elected if a Default under
         Section 9.01 or an Event of Default is then in existence and the

         Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election.

                  (b) If upon the expiration of any Interest Period, the Borrower is not permitted to elect a new Interest Period to be applicable to the respective Borrowing of LIBOR Loans, or in the case of Revolving Loans, has failed to elect a new Interest Period to be applicable to the respective Borrowing of LIBOR Loans, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period. If upon the expiration of any Interest Period in respect of Term Loans, the Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of LIBOR Loans as provided above, the Borrower shall be deemed to have elected a new Interest Period of (x) three months for such Borrowing (to the extent the expiring Interest Period was three months or longer) or (y) one month (to the extent the expiring Interest Period was one month), in each case effective as of the expiration date of such expiring Interest Period.

                  1.10 Increased Costs, Illegality, etc. (a) In the event that
(x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining LIBOR for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

                 (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but in any event excluding reserves payable pursuant to Section 1.10(c)) and/or (y) other circumstances affecting such Lender or the interbank Eurodollar market; or

                (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause
(iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

                  (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

                  (c) In the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that by reason of Regulation D such Lender is required to maintain reserves in respect of LIBOR loans or liabilities during any period it has LIBOR Loan outstanding, then such Lender shall promptly notify the Borrower by telephone confirmed in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to set forth in reasonable detail a computation of such additional amounts) and the Borrower shall directly pay to such Lender such specified amounts as additional interest at the time that it is otherwise required to pay interest in respect of such LIBOR Loan or, if later, on demand.

                  (d) If any Lender shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or such other corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this
Section 1.10(c) upon the subsequent receipt of such notice.

                  (e) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.06 or 4.04 is given by any Lender more than 180 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

                  1.11 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding in any event the loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its LIBOR Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

                  1.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(d), 2.06 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section
1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.06 or 4.04.

                  1.13 Replacement of Lenders. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(d), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (y) if a RF Lender becomes a Defaulting RF Lender and/or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferees, none of whom shall constitute a Defaulting RF Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and
(C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the

Replaced Lender pursuant to Section 3.01 and (y) the Letter of Credit Issuer an amount equal to such Replaced Lender's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and
(ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

                  SECTION 2.  Letters of Credit.

                  2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that the Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to the Final Maturity Date issue, for the account of the Borrower and in support of working capital obligations of the Borrower and such other obligations of the Borrower that are acceptable to the Administrative Agent and, subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit in such form as may be approved by the Letter of Credit Issuer (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in U.S. dollars.

                  (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto, the Letter of Credit Outstandings would exceed either (x) $10,000,000 or (y) when added to the aggregate outstanding principal amount of all Revolving Loans, the Total Revolving Commitment at such time and (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance, provided that any such Letter of Credit may be extendable for successive periods of up to 12 months on terms acceptable to the Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the fifth Business Day preceding the Final Maturity Date.

                  (c) Notwithstanding the foregoing, in the event a Lender Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting RF Lender or Lenders, including by cash collateralizing such Defaulting RF Lender's or Lenders' Percentage of the Letter of Credit Outstandings.


                  2.02 Minimum Initial Stated Amount. The initial Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount acceptable to the Letter of Credit Issuer.

                  2.03 Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of facsimile transmission) in the form of Exhibit C thereof prior to 11:00 A.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each, a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

                  (b) The Letter of Credit Issuer shall, promptly after each issuance of or amendment to a Letter of Credit by it, give the Administrative Agent, each RF Lender and the Borrower written notice of such issuance or amendment, accompanied by a copy to the Administrative Agent of such Letter of Credit or amendment.

                  2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement, with interest on the amount so paid or disbursed by the Letter of Credit Issuer to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect from time to time plus 2.0% (plus an additional 2.0% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

                  (b) The Borrower's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform substantially to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of

Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a court of competent jurisdiction.

                  2.05 Letter of Credit Participations. (a) Immediately upon the issuance of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other RF Lender, and each such RF Lender (each, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the RF Lenders as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 1.13 and/or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Percentages of the assigning and assignee RF Lender or of all RF Lenders, as the case may be.

                  (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

                  (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit

Issuer, the amount of such Participant's Percentage of such payment in U.S. dollars and in same day funds provided that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund an Unpaid

Drawing under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant's Percentage of any such payment.

                  (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

                  (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Administrative Agent's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                 (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

                (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

                  (v) the occurrence of any Default or Event of Default.

                  (f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, each Participant will reimburse and indemnify the Letter of Credit Issuer, in proportion to its Percentage of the Total Revolving Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

                  2.06 Increased Costs. If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Participant's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

                  SECTION 3.  Fees; Commitments.

                  3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent a commitment fee (the "Commitment Fee") for the account of each Non-Defaulting RF Lender for the period from and including the Initial Borrowing Date to, but not including, the date upon which the Total Revolving Commitment has been terminated, computed at a per annum rate equal to 0.50% multiplied by the average daily Unutilized Revolving Commitment of such Lender. Such Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the date upon which the Total Revolving Commitment is terminated.

                  (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting RF Lender, pro rata on the basis of their respective Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed at a per annum rate equal to 3.0% multiplied by the average daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Revolving Commitment is terminated.

                  (c) The Borrower agrees to pay to the Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") equal to 0.25% of the Stated Amount of such Letter of Credit, such fee to be payable upon the issuance of such Letter of Credit.

                  (d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

                  (e) The Borrower shall pay to (x) each Agent on the Initial Borrowing Date, for its own account and/or for distribution to the Lenders, such fees as heretofore agreed by the Borrower and the Agents and (y) the Administrative Agent from time to time when and as due, for its own account, such other fees as agreed to between the Borrower and the Administrative Agent.

                  (f) All computations of Fees shall be made in accordance with
Section 12.07(b).

                  3.02 Voluntary Reduction of Commitments. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 12:00 Noon (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each RF Lender, (y) no such reduction shall reduce any Non-Defaulting RF Lender's Revolving Commitment to an amount that is less than the outstanding Revolving Loans of such Lender and
(z) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $1,000,000.

                  3.03 Mandatory Adjustments of Commitments, etc. (a) The Total Commitment (and the Term Commitment and Revolving Commitment of each Lender) shall terminate in its entirety on the Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

                  (b) The Total Term Commitment shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of Term Loans on such date).

                  (c) The Total Revolving Commitment shall terminate in its entirety on the the Final Maturity Date.

                  (d) On each date upon which a mandatory repayment of Term Loans pursuant to Section 4.02(A)(c), (d), (e), (f) or (g) is required (and exceeds in amount the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Revolving Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Section (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.

                  (e) If a Change of Control shall occur, the Borrower shall,

within five Business Days after the occurrence thereof, give each Lender notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto. If, within 30 days of the giving of such notice the Administrative Agent, at the request of the Required Lenders, shall have given written notice to the Borrower that the provisions of this Section 3.03(e) and of Section 4.02(A)(i) shall apply, then each RF Lender may, by written notice to the Borrower and the Administrative Agent given not later than 60 days after such Change of Control, terminate its Revolving Commitment effective on the tenth day following the giving of such notice by an RF Lender.

                  (f) Each partial reduction of the Total Revolving Commitment pursuant to this Section 3.03 shall apply proportionately to the Revolving Commitment of each RF Lender.

                  SECTION 4.  Payments.

                  4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans or Revolving Loans, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 11:00 A.M. on the Business Day prior to the date of such prepayment (which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders); (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least (x) $400,000, in the case of Revolving Loans and (y) $1,000,000, in the case of Term Loans, provided that no partial prepayment of LIBOR Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided, that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loans of a Defaulting RF Lender; and (iv) each prepayment of Term Loans pursuant to this Section 4.01 shall reduce the remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment).

                  4.02  Mandatory Prepayments.

                  (A)  Requirements:

                  (a) (i) If on any date the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting RF Lenders and the Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of

Revolving Loans made by Non-Defaulting RF Lenders (and after all such
Revolving Loans have been repaid in full, Unpaid Drawings), in an aggregate amount equal to such excess. If, after giving effect to the repayment of all such Revolving Loans and Unpaid Drawings, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

                  (ii) If on any date the aggregate outstanding principal amount of the Revolving Loans made by a Defaulting RF Lender exceeds the Revolving Commitment of such Defaulting RF Lender, the Borrower shall repay principal of the Revolving Loans of such Defaulting Lender in an amount equal to such excess.

                  (b) On each date set forth below, the Borrower shall be required to repay the principal amount of Term Loans set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections
4.01 and 4.02(B), a "Scheduled Repayment"):

                         Date                               Amount

                  September 30, 1997                      $2,500,000
                  December 31, 1997                       $2,500,000

                  March 31, 1998                          $2,500,000
                  June 30, 1998                           $2,500,000
                  September 30, 1998                      $2,500,000
                  December 31, 1998                       $2,500,000

                  March 31, 1999                          $3,750,000
                  June 30, 1999                           $3,750,000
                  September 30, 1999                      $3,750,000

                         Date                               Amount

                  December 31, 1999                       $3,750,000

                  March 31, 2000                          $4,375,000
                  June 30, 2000                           $4,375,000
                  September 30, 2000                      $4,375,000
                  December 31, 2000                       $4,375,000

                  March 31, 2001                          $5,625,000
                  June 30, 2001                           $5,625,000
                  September 30, 2001                      $5,625,000
                  December 31, 2001                       $5,625,000

                  March 31, 2002                          $7,500,000
                  Final Maturity Date                     $7,500,000

                  (c) On the Business Day (or the fifth Business Day to the extent the Cash Proceeds constitute insurance payments) following the date of receipt thereof by the Borrower and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of the then outstanding Term Loans, provided that the Net Cash Proceeds from any Asset Sale shall not be required to be used to so repay Term Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election with respect to an Asset Sale if (x) no Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Administrative Agent on or prior to the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

                  (d) On the date following the date of receipt thereof by the Borrower and/or any of its Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable fees and costs associated therewith) of the incurrence of Indebtedness by the Borrower and/or any of its Subsidiaries (other than Indebtedness permitted by Section 8.04 as in effect on the Effective Date), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

                  (e) On the date following the date of receipt thereof by the Borrower and/or any of its Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable fees and costs associated therewith) of any sale or issuance of its equity or of any equity contribution (other than (x) equity issued in connection with the Transaction and (y) proceeds from issuances of Borrower Common Stock to shareholders, directors and employees of the Borrower and its Subsidiaries and other individuals as a result of the exercise of any options with respect thereto of up to $500,000 in the aggregate in any fiscal year) shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

                  (f) On each date which is 105 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 1997), 80% of Excess Cash Flow for the fiscal year then last ended (or in the case of the first payment to be made hereunder, the period commencing on the Initial Borrowing Date and ending December 31, 1997) shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

                  (g) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a mandatory repayment of principal amount of the then outstanding Term Loans.

                  (h) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Revolving Loans shall be repaid in full on the Final Maturity Date.

                  (i) If, within 30 days of the giving of notice required to be given by the Borrower pursuant to Section 3.03(e), the Administrative Agent, at the request of the Required Lenders, shall have given written notice to the Borrower that the provisions of this Section 4.02(A)(i) and of Section 3.03(e) shall apply, then, upon written notice to the Borrower and the Administrative Agent by any Lender given not later than 60 days after such Change of Control, the outstanding principal amount of Term Loans of such Lender shall become due and payable in full on the tenth day following the giving of such notice.

                  (B)  Application:

                  (a) Each mandatory repayment of Term Loans required to be made pursuant to Section 4.02(A)(c), (d), (e), (f) and (g) shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining Scheduled Repayments).

                  (b) With respect to each prepayment of Loans required by
Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) if any prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and
(iii) notwithstanding the provisions of the preceding clause (ii), no prepayment of Revolving Loans made pursuant to Section 4.02(A)(a)(i) shall be applied to the Revolving Loans of any Defaulting RF Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

                  4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

                  4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (or by any political subdivision or taxing authority thereof or therein) with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located (or any subdivision or taxing authority thereof or therein)) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located (or of any subdivision or taxing authority therein or thereof) and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.


                  (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or
12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note or (ii) if the Lender is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each such Lender agrees that, from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this
Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes to the extent that such Lender has not provided to the Borrower Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to any such Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) of the last sentence of this Section 4.04(b) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

                  SECTION 5.  Conditions Precedent.

                  5.01 Conditions Precedent to Initial Borrowing Date. The obligation of the Lenders to make Loans, and of the Letter of Credit Issuer to issue Letters of Credit, on the Initial Borrowing Date is subject to the satisfaction of each of the following conditions at such time:

                  (a) Effectiveness; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

                  (b) Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received opinions, addressed to each Agent and each of the Lenders and dated the Initial Borrowing Date, from (i) Weil, Gotshal & Manges, LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-1 hereto, (ii) White & Case, special counsel to the Administrative Agent, which opinion shall cover the matters contained in Exhibit E-2 hereto and (iii) such local counsel satisfactory to the Administrative Agent as the Administrative Agent may request, which opinions shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and shall be in form and substance satisfactory to the Administrative Agent.

                  (c) Proceedings. (I) On the Initial Borrowing Date, the Administrative Agent shall have received from the Borrower a certificate, dated the Initial Borrowing Date, signed by the President, any Executive Vice-President, any Senior Vice-President or any Vice-President of the Borrower in the form of Exhibit F with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or equivalent organizational documents of each Credit Party, (y) the resolutions of each Credit Party referred to in such certificate and all of the foregoing shall be satisfactory to the Administrative Agent and (z) a statement that all of the applicable conditions set forth in Sections 5.01(g) and (h) and 5.02 exist as of such date.

                  (II) On the Initial Borrowing Date, all corporate, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate and partnership proceedings and governmental approvals, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

                  (d) Adverse Change, etc. Since December 31, 1996, nothing shall have occurred (and neither any Lender nor the Administrative Agent shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or is reasonably likely to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document, or on the ability of the Credit Parties to perform their obligations to the Lenders and the Administrative Agent.

                  (e) Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or notified to the Borrower in writing
(a) with respect to the Transaction, this Agreement or any other Credit Document or (b) which the Administrative Agent or the Required Lenders shall reasonably determine has had, or is reasonably likely to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit

Document or on the ability of the Credit Parties to perform their respective obligations to the Lenders and the Administrative Agent.

                  (f) Approvals. Except as set forth on Annex III, on the Initial Borrowing Date, all material necessary governmental and third party approvals in connection with the Transaction and the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents the Transaction or imposes, in the reasonable judgment of the Required Lenders or the Administrative Agent, materially adverse conditions upon the consummation of the Transaction.

                  (g) Capitalization. (I) On or prior to the Initial Borrowing Date, the Borrower shall have issued 1,360 Units and received gross cash proceeds of at least $34,000,000 therefrom.

                  (II) On or prior to the Initial Borrowing Date, the Borrower shall have received gross cash proceeds of at least $155,000,000 from the issuance by the Borrower of the Senior Notes.

                  (h) Consummation of Acquisition, Refinancing, etc. (I) On the Initial Borrowing Date, (i) all conditions precedent set forth in the Acquisition Documents shall have been satisfied and not waived (unless waived with the consent of the Administrative Agent) and (ii) the Acquisition shall have been consummated in accordance with the Acquisition Documents and all applicable laws.

                  (II) On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, (i) the commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated (or supported by Letters of Credit issued hereunder) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full, (ii) the Lancaster Facility shall have been modified (in a manner reasonably satisfactory to the Administrative Agent) to eliminate the inventory financing provisions thereunder, (iii) the LLC Subordinated Notes shall have been repaid in full, all of the issued and outstanding LLC Preferred Stock shall have been redeemed in full and all of the issued and outstanding LLC Warrants shall have been repurchased by the Borrower, (iv) all of the Existing NATC Indebtedness shall have been repaid in full and all agreements relating thereto terminated, (v) the UST Agreement shall have been amended to terminate NATC's future royalty obligations thereunder in return for a payment of $32 million and (vi) the creditors under the Existing Credit Agreement and the Lancaster Facility and/or holding all Existing NATC Indebtedness shall have terminated and released all security interests in and Liens on the capital stock of and/or assets to be owned by the Borrower and/or any of its Subsidiaries after giving effect to the Transaction, and the Administrative Agent shall have received evidence (including releases) in form, scope and substance satisfactory to it that the matters set forth in this
Section 5.01(h) have been satisfied at such time.

                  (III) On the Initial Borrowing Date the Reorganization shall have been consummated in accordance with the Reorganization Documents and all applicable laws.

                  (IV) On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of each of the Transaction Documents certified as such by an Authorized Officer of the Borrower, each of which shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and as described in the Offering Memorandum and otherwise reasonably satisfactory to the Administrative Agent.

                  (i) Subsidiary Guaranty. On the Initial Borrowing Date, each Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit G hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

                  (j) Security Documents. (I) On the Initial Borrowing Date, each Credit Party shall have each duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.

                  (II) On the Initial Borrowing Date, each Credit Party shall have each duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

                 (i) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

                (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termin-ation statements executed by the secured lender thereunder have been filed or delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

               (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

                (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken;


and the Security Agreement shall be in full force and effect.

                  (III) On the Initial Borrowing Date, the Collateral Agent shall have received:

                    (i) fully executed counterpart of deed of trust, mortgage or similar document in form and substance satisfactory to the Collateral Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, a "Mortgage") with respect to the Mortgaged Property and arrangements satisfactory to the Collateral Agent shall be in place to provide that counterparts of the Mortgage shall be recorded on the Initial Borrowing Date in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to create a valid and enforceable first priority mortgage Lien, subject only to Permitted Encumbrances, on such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Administrative Agent and the Lenders;

                   (ii) a mortgagee title insurance policy (or binding commitment to issue such title insurance policy) issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policy") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgage is a valid and enforceable first priority mortgage Lien on the Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, and the Mortgage Policy shall be in form and substance reasonably satisfactory to the Collateral Agent and
         (A) shall include (to the extent available in the respective jurisdiction of the Mortgaged Property) an endorsement for future advances under this Agreement, the Notes and the Mortgage, and for such other matters that the Collateral Agent in its discretion may reasonably request, (B) shall not include an exception for mechanics' liens, and (C) shall provide for affirmative insurance and such reinsurance (includ-ing direct access agreements) as the Collateral Agent in its discretion may reasonably request;

                  (iii) such estoppel letters, landlord waiver letters, non-disturbance letters and similar assurances as may have been requested by the Collateral Agent, which letters shall be in form and substance satisfactory to the Collateral Agent; and

                   (iv) a survey in form and substance satisfactory to the Collateral Agent of the Mortgaged Property, dated a recent date and certified in a manner acceptable to the Collateral Agent by a licensed professional surveyor satisfactory to the Administrative Agent.


                  (k) Solvency. On the Initial Borrowing Date, the Administrative Agent shall receive from Valuation Research Corporation an opinion, expressing opinions of value and other appropriate facts or information regarding the solvency of the Borrower and its Subsidiaries taken as a whole, after giving effect to the Transaction, in form and substance satisfactory to the Administrative Agent.

                  (l) Insurance Policies. On the Initial Borrowing Date, the Collateral Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance satisfactory to the Administrative Agent and, with respect to all casualty insurance, naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be cancelled or revised without at least 30 days' prior written notice by the insurer to the Collateral Agent.

                  (m) Environmental Assessments. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received environmental assessments from environmental consultants satisfactory to the Administrative Agent and in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, together with reliance letters with respect thereto.

                  (n) Consent Letter. On the Initial Borrowing Date, the Administrative Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by each Credit Party as its agent to receive service of process.

                  (o) Fees. On the Initial Borrowing Date, the Borrower shall have paid to the Agents and the Lenders all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

                  (p) Bollore Consent Letter. Bollore shall have duly authorized, executed and delivered the Bollore Consent Letter.

                  5.02 Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans and the obligation of the Letter of Credit Issuer to issue any Letter of Credit (including in each case Loans made, and Letters of Credit issued, on the Initial Borrowing Date) is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

                  (a) Notice of Borrowing; Letter of Credit Request. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02 with respect to the incurrence of Term Loans or Revolving Loans, as the case may be, or a Letter of Credit Request meeting the requirements of Section 2.03 with respect to the issuance of a Letter of Credit.

                  (b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

                  The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agents and each of the Lenders that all of the applicable conditions specified in Section 5.01 (in the case of the Credit Events occurring on the Initial Borrowing Date) and/or 5.02, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in
Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Administrative Agent.

                  SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

                  6.01 Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization (in the case of each corporate subsidiary) and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

                  6.02 Power and Authority. Each Credit Party has the power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  6.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or equivalent organizational documents of the Borrower or any of its Subsidiaries.

                  6.04 Litigation. Except as set forth on Annex X hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that are reasonably likely to have (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Lenders or on the ability of any Credit Party to perform its respective obligations to them hereunder and under the other Credit Documents to which it is a party.

                  6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of all Term Loans shall be utilized on the Initial Borrowing Date (i) to finance, in part, the cash portion of the Transactions and (ii) to pay certain fees and expenses relating to the Transaction, the Borrower hereby representing that the aggregate of the fees and expenses relating to the Transaction shall not exceed $15.0 million.

                  (b) The proceeds of all Revolving Loans may be used (i) for the purposes described in clause (a) above, provided that no more than $5,000,000 of such proceeds may be used for such purposes and (ii) for the general corporate and working capital purposes of the Borrower and its Subsidiaries, it being understood and agreed that the proceeds of Revolving Loans may not be used to effect acquisitions.

                  (c) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.


                  6.06 Governmental Approvals. Except for filings and recordings in connection with the Security Documents, and those, if any, required with the Bureau of Alcohol, Tobacco and Firearms within 30 days of the Effective Date, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with
(i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

                  6.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  6.08 National Tobacco Partnership Agreement; Bollore Distribution Agreements. The National Tobacco Partnership Agreement and the Bollore Distribution Agreements are in full force and effect and no material breach has occurred and is continuing under the National Tobacco Partnership Agreement and/or the Bollore Distribution Agreements.

                  6.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Agents for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

                  6.10 Financial Condition; Financial Statements. (a) On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the Loans), and Liens created, and to be created, by each Credit Party in connection therewith, (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries (on a consolidated basis) will exceed their debts, (y) the Credit Parties will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) the Credit Parties will not have unreasonably small capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means
(i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  (b) (I) (i) The audited consolidated balance sheets of each of LLC and its Subsidiaries and NATC Holdings-USA and its Subsidiaries for the fiscal years ending December 31, 1995 and 1996, (ii) the consolidated statements of operations, cash flows and changes of equity of LLC and its Subsidiaries for the year ended December 31, 1995 and the periods from January 1, 1996 to May 17, 1996 and May 17, 1996 to December 31, 1996 and (iii) the consolidated statements of operations, cash flows and changes in stockholders' equity of NATC Holdings-USA and its Subsidiaries for the fiscal years ended December 31, 1995 and 1996, all of which financial statements have been examined by Coopers & Lybrand L.L.P., who delivered an unqualified opinion in respect thereof, (II) (i) the unaudited condensed balance sheet of LLC and its Subsidiaries for the three month period ended March 31, 1997 and the unaudited condensed statements of operations, cash flows and changes in equity of LLC and its Subsidiaries for the three month period ended March 31, 1997 and (ii) the unaudited consolidated condensed balance sheet of NATC Holdings-USA and its Subsidiaries for the three month period ended March 31, 1997 and the unaudited consolidated condensed statements of operations, cash flows and changes in stockholders' equity of NATC Holdings-USA for the three month period ended March 31, 1997, which have been certified by the chief financial officer of the Borrower, and (III) the pro forma consolidated balance sheet of the Borrower and its Subsidiaries (after giving effect to the Transaction) as of March 31, 1997, certified by the chief financial officer of the Borrower, copies of which have heretofore been furnished to each Lender, present fairly the financial position of such entities at the dates of said statements and the results for the periods covered thereby (or, in the case of the pro forma balance sheet, presents a good faith estimate of the consolidated pro forma consolidated financial condition of the Borrower

(after giving effect to the Transaction) at the date thereof) in accordance with GAAP, except to the extent provided in the notes to said financial statements. All such financial statements (other than the aforesaid pro forma balance sheet) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Nothing has occurred since December 31, 1996 (other than the issuance of Indebtedness to consummate the Transaction) that has had or is reasonably likely to have a Material Adverse

Effect.

                  (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to December 31, 1996, and as incurred hereunder and under the Senior Notes on such date.

                  6.11 Security Interests. On and after the Initial Borrowing Date and after giving effect to the filings described in the following sentence, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except (x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto), in favor of the Collateral Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreement) which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof.

                  6.12 Representations and Warranties in Acquisition Documents. All representations and warranties of the Borrower set forth in the Acquisition Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

                  6.13 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries (other than National Tobacco which at all times has been a partnership for all income tax purposes) has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles. Each of the Borrower and each of its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date except such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  6.14 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Event hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed on Annex XII, none of the Borrower, any of its Subsidiaries or any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

                  6.15 Subsidiaries. On and as of the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Annex IV. Annex IV correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock and/or partnership interests of each of its Subsidiaries and also identifies the direct owner thereof. The Borrower will at all times own directly the percentages specified in said Annex IV of the outstanding capital stock of all of said entities, except to the extent otherwise permitted pursuant to Section 8.02. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

                  6.16 Intellectual Property. Except as set forth on Annex V, the Borrower and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

                  6.17 Environmental Matters. Except as set forth on Annex XIII:

                  (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its

         Subsidiaries have been, and continue to be, owned or leased by the Borrower and such Subsidiaries in compliance with all Environmental Laws;

                  (b) there have been no past, and there are no pending or threatened:

                  (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

                  (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law or, with regard to contamination, any common or civil law;

                  (c) there is no claim, complaint, notice, request for information or inquiry that has been received by or made to the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or, with regard to contamination, any common or civil law;

                  (d) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (e) the Borrower and its Subsidiaries have been issued and are in compliance in all material respects with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                  (f) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                  (g) there are no underground storage tanks (including petroleum storage tanks) that are abandoned or that have been inactive for greater than one year on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (h) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that do not have leak detection systems as required by and in compliance with all Environmental Laws;


                  (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released or suffered Release(s) of Hazardous Materials;

                  (j) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released Hazardous Materials and have not or would not qualify and be eligible for the funding (subject to applicable deductibles) of the cleanup of Release(s) and third party liability by a State fund;

                  (k) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Release(s) the cleanup of which will or is reasonably expected to exceed the maximum funding of cleanup by a State fund;

                  (l) there are no septic systems, cesspools, underground systems or underground injection wells on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released or suffered Releases of Hazardous Materials;

                  (m) there are no fuel pumps, underground storage tanks, or above ground storage tanks, including petroleum storage tanks, on or under any property now owned or leased by the Borrower or any of its Subsidiaries that required or are reasonably expected to be required to be modified, upgraded or replaced to include emission control devices in a manner (including as to costs and expenses);

                  (n) neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (o) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries; and

                  (p) no conditions (other than those covered in the preceding clauses (a) through (o)) exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to any material liability under any Environmental Law.

                  6.18 Properties. Except as set forth on Annex V, the Borrower and each of its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all properties owned or leased by them, as the case may be, including all Real Property reflected in the consolidated balance sheet referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.03. Annex V contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date and after giving effect to the Transaction, and the type of interest therein held by the Borrower or the respective Subsidiary.

                  6.19 Labor Relations. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Annex X hereto, there is (i) no unfair labor practice complaint pending against any Credit Party or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

                  6.20 Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as is not likely to, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 7. Affirmative Covenants. The Borrower hereby covenants and agrees that on the Initial Borrowing Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

                  7.01 Information Covenants. The Borrower will furnish to each
Lender:


                  (a) Annual Financial Statements. As soon as available and in any event within 105 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related consolidated and consolidating statements of earnings and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and, in the case of such consolidated statements examined by Coopers & Lybrand, L.L.P. or such other independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries as a going concern, (or, in the case of such consolidating statements, certified by the chief financial officer of the Borrower), together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

                  (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each fiscal quarter in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related consolidated statements of earnings and cash flow for such quarter and for the elapsed portion of the fiscal year ended with the last day of such quarter, and in each case setting forth comparative figures for the corresponding periods in the prior fiscal year and in the budget delivered in respect of the current fiscal year, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

                  (c) Monthly Reports. As soon as practicable, and in any event within 45 days, after the end of each month the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statements of earnings for such month and for the elapsed portion of the fiscal year ended with the last day of such month, setting forth comparative figures for the corresponding periods in the prior fiscal year and in the budget delivered in respect of the current fiscal year, all of which shall be certified by the chief financial officer or controller of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

                  (d) Budgets; etc. Not more than 30 days after the commencement of each fiscal year of the Borrower, a consolidated budget of the Borrower and its Subsidiaries in reasonable detail for such fiscal year.

                  (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate (x) in the case of the certificate delivered pursuant to Sections 7.01(a) and (b), shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.05, 8.07, 8.09(a), 8.11, 8.12, 8.13 and 8.14 as at the end of such fiscal year or quarter, as the case may be and (y) in the case of the certificate delivered pursuant to Section 7.01(a), shall set forth the amount of the Excess Cash Flow for the fiscal year covered by such financial statements.

                  (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of or any materially adverse development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations hereunder or under any other Credit Document.

                  (g) Management Letters, etc. As soon as available and in any event within 120 days after the end of each fiscal year, a copy of each "management letter" and internal control or similar memoranda submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with the annual audit made by it of the books of the Borrower or any of its Subsidiaries.

                  (h) Pension Plans. Immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

                  (i) Other Information. Promptly upon transmission thereof,
(i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by the Borrower or any of its Subsidiaries, (ii) copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its

Subsidiaries shall send generally to analysts and the holders of the Senior Notes in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

                  7.02 Books, Records and Inspections. The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the Borrower specifying that the provisions of this Section 7.02 are being exercised, officers and designated representatives of the Administrative Agent or the Required Lenders to (at the Borrower's expense) visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine (and at the Borrower's expense copy extracts from) the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants (the Borrower hereby authorizing such accountants to comply with the foregoing), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire, it being understood and agreed that so long as no Event of Default is then in existence, only one representative of each Lender shall be permitted to participate at the Borrower's expense in any such visitation, inspection and/or examination.

                  7.03 Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with responsible and reputable insurance carriers licensed to write insurance with respect to their property, business and assets against such casualties and contingencies and of such type and in such amounts as are customary in the case of similar businesses (including key-man life insurance on the life of Thomas
F. Helms, Jr. in the amount of $6,000,000 and collaterally assigned to the Collateral Agent on behalf of the Secured Creditors).

                  (b) All premiums on insurance policies required under this Section shall be paid by the Borrower and its Subsidiaries. Each policy for property insurance maintained by the Borrower and its Subsidiaries shall (i) name the Administrative Agent (as Administrative Agent for the Lenders) as loss payee under a lenders loss payable clause, (ii) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (iii) provide that any notice under such policies relating to cancellation, reduction or material change in coverage or the occurrence of any loss in excess of $500,000 shall be simultaneously delivered to the Administrative Agent and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

Each policy for liability insurance maintained by the Borrower and its Subsidiaries shall (i) name the Administrative Agent as an additional insured,

(ii) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall occur by reason of any breach of any representation or warranty, nor shall any thereof be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (iii) provide that any notice under such policies relating to cancellation, reduction or material change in coverage or the occurrence of any loss in excess of $500,000 shall be simultaneously delivered to the Administrative Agent and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

                  (c) The Borrower will deliver, and will cause its Subsidiaries to deliver, to the Administrative Agent, promptly upon request,
(i) the originals of all policies evidencing all insurance required to be maintained under clause (a) or certificates thereof by the insurers together with a counterpart of each policy, (ii) a satisfactory insurance broker's letter as to the adequacy of the insurance being maintained by the Borrower and its Subsidiaries and as to the compliance of the same with the requirements of this Section and (iii) evidence as to the payment of all premiums then due thereon (or with respect to any insurance policies providing for payment other than by a single lump sum, all installments for the current year due thereon to such date), provided that neither the Administrative Agent nor any Lender shall be deemed by reason of its custody of such policies to have knowledge of the contents thereof. The Borrower will also deliver, and will cause its Subsidiaries to deliver, to the Administrative Agent not later than five days prior to the expiration of any policy a binder or certificate of the insurer evidencing the replacement thereof.

                  (d) All proceeds of property insurance (other than any such proceeds which reimburse the Borrower or any other applicable Subsidiary of the Borrower for environmental liabilities or remediation costs previously paid by the Borrower or such Subsidiary) paid on account of the loss of or damage to any property or asset of the Borrower or any of its Subsidiaries shall be paid to the Borrower or other applicable Subsidiary of the Borrower, and the Borrower or such Subsidiary shall promptly use such proceeds to repair, restore or replace such property or asset or otherwise comply with Section 4.02(A)(c).

                  7.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.


                  7.05 Corporate Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights, franchises and authority, provided that any transaction permitted by Section
8.02 will not constitute a breach of this Section 7.05.

                  7.06 Compliance with Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

                  7.07 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

                  7.08 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries' fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

                  7.09 Additional Security; Further Assurances. (a) The Borrower will, and will cause its Subsidiaries to, grant to the Collateral Agent security interests and mortgages in material Real Property acquired after the Initial Borrowing Date as may be requested from time to time by the Administrative Agent (collectively, the "Additional Mortgages"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

                  (b) The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Administrative Agent to assure itself that this Section 7.09 has been complied with.

                  (c) The Borrower agrees that each action required above by this Section 7.09 shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Collateral Agent, provided that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.09.

                  7.10 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to,

                  (a) use and operate all of their respective facilities and properties in compliance in all material respects with all Environmental Laws, keep (and, when applicable, obtain in a timely manner) all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance in all material respects therewith, and handle all Hazardous Materials (including the disposition and storing thereof) in compliance in all material respects with all applicable Environmental Laws;

                  (b) respond to all Releases upon or from the Real Property in accordance with law and in a manner that assures and will assure that, to the maximum extent possible, state funds pay for the response to Releases;

                  (c) immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws;

                  (d) comply in all material respects with all governmental requirements regarding notification and reporting of spills and releases of Hazardous Materials and provide to the Administrative Agent promptly after the receipt thereof, a copy of all required notices and reports in the event of any spill or release of Hazardous Material upon or from the Real Property;

                  (e) promptly notify the Administrative Agent of any notice of violation, order or other enforcement action under the Environmental Laws or any request for information or notification that the Borrower or any of its Subsidiaries is a potentially responsible party at any site, or request or requirement for corrective or response action which comes to the attention of the Borrower or any of its Subsidiaries in connection with any Environmental Laws, and the Borrower will, and will cause each of its Subsidiaries to, notify the Administrative Agent of any action or proceeding, which to its knowledge is threatened or pending, of any claim relating to the existence in, on or under the Real Property or any property adjoining the Real Property of, or the spilling, discharge or emission on or from the Real Property or any such adjoining property of, any Hazardous Material; and

                  (f) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.10.

                  7.11. Repayments under Lancaster Facility. The Borrower shall repay in full all loans and other credit advances outstanding on the Initial Borrowing Date under the Lancaster Facility no later than July 7, 1997.

                  SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that on the Initial Borrowing Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

                  8.01 Changes in Business. The Borrower will not, and will not permit any of its Subsidiaries to engage in any business other than a Permitted Business, provided that NAOC shall engage in no business other than that in which (after giving effect to the Acquisition) it is engaged on the Initial Borrowing Date, other businesses involving the distribution of Bollore products and such activities incidental or related to any of the foregoing.

                  8.02 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

                  (a) any Subsidiary Guarantor may be merged or consolidated with or into, or be liquidated into, the Borrower (so long as the

         Borrower is the surviving corporation) or another Subsidiary Guarantor, or all or any part of the business, properties and assets of a Subsidiary Guarantor may be conveyed, leased, sold or transferred to the Borrower or any Subsidiary Guarantor;

                  (b) Consolidated Capital Expenditures to the extent within the limitations set forth in Section 8.05 hereof;

                  (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

                  (d) each of the Borrower and the Subsidiary Guarantors may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(d) or would not violate Section 8.07);

                  (e) licenses or sublicenses by the Borrower and its Subsidiary Guarantors of intellectual property in the ordinary course of business, provided that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary Guarantor;

                  (f) any Subsidiary may be liquidated into the Borrower or a Subsidiary Guarantor;

                  (g)  the Acquisition; and

                  (h) other sales or dispositions of assets provided that (v) no Event of Default is then in existence, (w) the aggregate fair market value for all properties the subject of such sales and dispositions shall not exceed $1,000,000 in any fiscal year of the Borrower, (x) the consideration for each such sale shall be in an amount at least equal to the fair market value thereof, (y) the Net Cash Proceeds of any such sale are applied to repay the Loans to the extent required by Section 4.02(A)(c) and (z) the sale or disposition of the capital stock of any Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower.

                  8.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property, revenues or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, except:

                  (a) Liens securing payment of the Obligations granted pursuant to any Credit Document;


                  (b) Liens granted to secure payment of the Indebtedness of the type permitted and described in Section 8.04(d) and covering only those assets acquired with the proceeds of such Indebtedness;

                  (c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (e) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (excluding any Liens in favor of a Pension Plan or PBGC), or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (f) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

                  (g) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries; and

                  (h) Liens arising out of leases or subleases granted by the Borrower to others in the ordinary course of business of the Borrower and its Subsidiaries.

                  8.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

                  (b) Indebtedness owing by (i) any Subsidiary Guarantor to

         another Subsidiary Guarantor or the Borrower and/or (ii) the Borrower to any Subsidiary Guarantor, so long as any notes evidencing intercompany indebtedness are pledged to the Collateral Agent pursuant to the Pledge Agreement;

                  (c) Indebtedness of the Borrower evidenced by (x) the Senior Notes, in an aggregate principal amount at any time outstanding not to exceed $155,000,000 and (y) the Senior Guaranties;

                  (d) (i) Capitalized Lease Obligations of the Borrower and its Subsidiary Guarantors to the extent permitted by Section 8.05 and (ii) Indebtedness incurred pursuant to purchase money mortgages or security interests permitted by Section 8.03(b), provided that the aggregate Indebtedness permitted by this clause (d) shall not exceed $500,000 at any time outstanding;

                  (e) Indebtedness outstanding on the Initial Borrowing Date representing loans and advances to the Borrower under the Lexington Facility until repaid as required by Section 7.11 [and other Existing Indebtedness as set forth on Annex VI hereto, without giving effect to any subsequent extension, renewal or refinancing thereof;]

                  (f) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding all Indebtedness incurred through the borrowing of money and all Contingent Obligations);

                  (g) additional Indebtedness of the Borrower and the Subsidiary Guarantors not to exceed an aggregate outstanding principal amount of $5,000,000 at any time.

                  8.05 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures provided that the Borrower and the Subsidiary Guarantors may make Consolidated Capital Expenditures of up to $500,000 in any fiscal year (or, $750,000, in the case of the fiscal year ended December 31, 1997).

                  (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause
(b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to
Section 8.05(a) shall be increased by such unutilized amount.

                  (c) Notwithstanding the foregoing, the Borrower and its Subsidiaries may at any time make Consolidated Capital Expenditures out of Retained ECF at such time.


                  8.06 Advances, Investments and Loans. The Borrower, will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

                  (a) the Borrower or any Subsidiary may invest in cash and Cash Equivalents;

                  (b) the Borrower and any Subsidiary may acquire and hold accounts, chattel paper (as defined in the UCC) and note receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (c) the intercompany Indebtedness described in Section 8.04(b) shall be permitted;

                  (d) the Borrower and each Subsidiary Guarantor may acquire and own investments (including stock, securities and/or debt obligations) received in settlement of debts created in the ordinary course of business or in satisfaction of judgments;

                  (e) advances, loans and investments in existence on the Initial Borrowing Date and listed on Annex IX shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Initial Borrowing Date);

                  (f) the Borrower may make capital contributions of cash, Cash Equivalents and other assets in Subsidiary Guarantors;

                  (g) loans and advances to officers, directors and employees so long as (x) the proceeds thereof are used to pay taxes of such persons and/or to finance the purchase by any such person from the Borrower of Borrower Common Stock and (y) the aggregate principal of all such loans and advances does not exceed $1,500,000 at any time outstanding; and

                  (h) so long as no Event of Default exists or would exist immediately after giving effect to the respective investment, the Borrower and the Subsidiary Guarantors may make additional investments
         (i) in an aggregate amount not to exceed at any time $500,000 and (ii) on any date in an amount not to exceed the

         Retained ECF on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such investment).

                  8.07 Leases. The Borrower will not, and will not permit any of its Subsidiaries to, enter into at any time any arrangement which does not create a Capitalized Lease Obligation and which involves the leasing by the Borrower or any Subsidiary of the Borrower from any lessor of any real or personal property (or any interest therein), except (a) warehouse leases for the storage of tobacco, cigarette rolling paper booklets, rag tobacco and other inventory entered into in the ordinary course of business, (b) the lease for the Borrower's corporate headquarters located in New York City or any replacement lease (on substantially similar terms to the existing lease at such time of replacement), (c) the lease for NAOC's warehouse located in Raleigh, North Carolina or any replacement lease on substantially the same terms, (d) the lease of vehicles in the ordinary course of the business of the Borrower and its Subsidiaries and (e) arrangements which, together with all other such arrangements which shall then be in effect (other than the leases described in clauses (a), (b), (c) and (d)), will not require the payment of an aggregate amount of rentals by the Borrower and such other Subsidiaries in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $250,000 for any fiscal year of the Borrower; provided, that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges.

                  8.08 Prepayments of Indebtedness, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

                  (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of the Senior Notes or any Existing Indebtedness (other than Indebtedness under the Lancaster Facility), provided, that so long as no Default or Event of Default is then in existence or would exist after giving effect to the respective prepayment, the Borrower shall be permitted to prepay Senior Notes in an aggregate principal amount at any time not to exceed the Retained ECF at such time (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such prepayment);

                  (b) amend or modify, or permit the amendment or modification of, any provisions of any Senior Note Documents and/or the Borrower Preferred Stock; and/or

                  (c) amend, modify or change in any manner adverse to the interests of the Lenders the certificate of incorporation (including, without limitation, by the filing of any certificate of designation), by-laws or equivalent organizational document of any Credit Party or any agreement entered into by the Borrower with respect to its capital stock, or any of the

         Acquisition Documents, the Bollore Distribution Agreements, the National Tobacco Partnership Agreement or the Lexington Facility or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of the Borrower.

                  8.09 Dividends, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends or distributions (other than dividends or distributions payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

                  (i) any Subsidiary of the Borrower may pay dividends to the Borrower or to a Subsidiary Guarantor; and

                 (ii) the Borrower may redeem or repurchase Borrower Common Stock (or options to purchase such Borrower Common Stock) from officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person, provided that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased after the Initial Borrowing Date does not exceed $500,000 in any fiscal year of the Borrower, provided that to the extent that any portion of such $500,000 is not utilized during such fiscal year to effect such redemptions and repurchases, such unutilized portion may be utilized for such purposes in any subsequent fiscal year;

                (iii) the Borrower may pay Dividends on Borrower Preferred Stock solely through the issuance of additional shares of Borrower Preferred Stock; and

                 (iv) in addition to all of the foregoing, so long as no Default or Event of Default is in existence or would exist immediately after giving effect to the respective Dividend, the Borrower shall be permitted to pay cash Dividends at any time in an amount not to exceed the Retained ECF at such time (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Dividend).

                  (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations or (C) the ability of the Borrower or Subsidiary to amend any Credit Document, other than prohibitions or restrictions existing under or by reason of (i) this Agreement, the other Credit Documents and the Senior Note Documents; (ii) applicable law;
(iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under
Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

                  8.10 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, (x) enter into any tax sharing agreement or similar arrangement (other than such agreements and arrangements solely among the Borrower and the Subsidiary Guarantors) unless the same has been reviewed by and consented to by the Administrative Agent (which consent shall not be unreasonably withheld) or (y) enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its other Affiliates unless such arrangement or contract is on fair and reasonable terms, is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates and is approved by the independent directors of the Borrower.

                  8.11 Interest Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any Test Period ending at the end of any fiscal quarter of the Borrower set forth below, to be less than the ratio set forth opposite such fiscal quarter:

                  Fiscal Quarter            Ratio

                  September 30, 1997        1.50:1.0
                  December 31, 1997         1.50:1.0

                  March 31, 1998            1.50:1.0
                  June 30, 1998             1.50:1.0
                  September 30, 1998        1.60:1.0

                  December 31, 1998         1.60:1.0

                  March 31, 1999            1.60:1.0
                  June 30, 1999             1.70:1.0
                  September 30, 1999        1.75:1.0
                  December 31, 1999         1.80:1.0

                  March 31, 2000            1.80:1.0
                  June 30, 2000             1.90:1.0
                  September 30, 2000        2.00:1.0
                  December 31, 2000         2.10:1.0

                  March 31, 2001            2.10:1.0
                  June 30, 2001             2.20:1.0
                  September 30, 2001        2.30:1.0
                  December 31, 2001         2.40:1.0

                  March 31, 2002            2.40:1.0

                  8.12 Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed, as of the end of any fiscal quarter of the Borrower set forth below, the ratio set forth opposite such fiscal quarter:

                  Fiscal Quarter            Ratio

                  September 30, 1997        6.25:1.0
                  December 31, 1997         6.25:1.0

                  March 31, 1998            6.25:1.0

                  June 30, 1998             6.10:1.0
                  September 30, 1998        5.90:1.0

                  December 31, 1998         5.65:1.0

                  March 31, 1999            5.65:1.0

                  June 30, 1999             5.40:1.0
                  September 30, 1999        5.20:1.0

                  December 31, 1999         4.90:1.0

                  March 31, 2000            4.90:1.0

                  June 30, 2000             4.70:1.0
                  September 30, 2000        4.50:1.0

                  December 31, 2000         4.25:1.0


                  March 31, 2001            4.25:1.0

                  June 30, 2001             4.00:1.0
                  September 30, 2001        3.75:1.0

                  December 31, 2001         3.50:1.0

                  March 31, 2002            3.50:1.0

                  8.13 Minimum Consolidated EBITDA. The Borrower will not permit Modified Consolidated EBITDA, for any Test Period ending at the end of any fiscal quarter of the Borrower set forth below, to be less than the amount set forth opposite such fiscal quarter:

                  Fiscal Quarter            Amount

                  September 30, 1997        $36,000,000
                  December 31, 1997         $36,000,000

                  March 31, 1998            $36,000,000
                  June 30, 1998             $37,000,000
                  September 30, 1998        $37,000,000
                  December 31, 1998         $38,000,000

                  March 31, 1999            $38,000,000
                  June 30, 1999             $39,000,000
                  September 30, 1999        $40,000,000
                  December 31, 1999         $41,000,000

                  March 31, 2000            $41,000,000
                  June 30, 2000             $42,000,000
                  September 30, 2000        $43,000,000
                  December 31, 2000         $44,000,000

                  March 31, 2001            $44,000,000
                  June 30, 2001             $45,000,000

                  September 30, 2001        $46,000,000
                  December 31, 2001         $47,000,000

                  March 31, 2002            $47,000,000


                  8.14 Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBITDA less Consolidated Capital Expenditures (other than Consolidated Capital Expenditure made pursuant to
Section 8.05(c)) to (ii) Consolidated Fixed Charges for any Test Period to be less than the 1.05:1.0.


                  8.15 Limitation on Issuance of Stock. The Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities), except, to the extent permitted by Section 8.06, or to qualify directors if required by applicable law.

                  8.16 Creation of Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any Subsidiary other than a Wholly-Owned Subsidiary that executes a counterpart of the Subsidiary Guaranty, Pledge Agreement and Security Agreement. Each new Subsidiary Guarantor created as permitted by this Section 8.16 shall execute and deliver, or cause to be executed, all other relevant documentation of the type described in Section 5 as such new Subsidiary Guarantor would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

                  SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

                  9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

                  9.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered, or required to be delivered, by it pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  9.03 Covenants. (a) The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.09 or 8, or (b) any Credit Party default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders;

                  9.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate principal amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $2,000,000 at any one time; or

                  9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

                  9.06  Pension Plans.  With respect to any Pension Plan:

                  (a) the institution of any steps by the Borrower any member of its Controlled Group, any other Credit Party, or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any.such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $500,000; or

                  (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien on property of the Borrower or any of its Controlled Group under Section 302(f) of ERISA; or

                  9.07 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the

Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent; or

                  9.08 Subsidiary Guaranty. The Subsidiary Guaranty or any provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiary Guaranty; or

                  9.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $2,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

                  9.10 Bollore Distribution Agreements. A material breach under the Bollore Distribution Agreements shall occur that the Administrative Agent or the Required Lenders reasonably determine to be adverse to the interests of the Lenders;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Subsidiary Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the

Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

                  SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Acquisition Documents" shall mean the Stock Purchase Agreement, dated as of April 17, 1997 among LLC and NATC Holding Company, Ltd, with LLC's interests and rights transferred to the Borrower, and all other agreements relating to the Acquisition, as in effect on the Initial Borrowing Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

                  "Acquisition" shall mean the acquisition by Acquisition Sub of all of the capital stock of NATC Holdings-USA and the concurrent merger (the "NAOC Merger") of Acquisition Sub, NATC Holdings-USA and NATC, with Acquisition Sub as the surviving entity.

                  "Acquisition Sub" shall mean North Atlantic Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower.

                  "Additional Mortgages" shall have the meaning provided in
Section 7.10.

                  "Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income for such fiscal year (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges) that were deducted in arriving at Consolidated Net Income for such fiscal year, minus the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at Consolidated Net Income for such fiscal year.

                  "Adjusted Total Revolving Commitment" shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting RF Lenders.

                  "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "Agents" shall have the meaning provided in the first paragraph of this Agreement.

                  "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

                  "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

                  "Arranging Agent" shall mean Gleacher NatWest, Inc.

                  "Asset Sale" shall mean and include (x) the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of any asset of the Borrower or such Subsidiary (other than (i) sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment and (ii) any other sale that generates in the aggregate less than $500,000 of proceeds) and (y) the receipt by the Borrower or any of its Subsidiaries of (i) key-man life insurance proceeds in excess of $500,000 and/or (ii) casualty insurance and/or condemnation proceeds in excess of $500,000 that do not reimburse the Borrower and/or its Subsidiaries for costs already expended and are not to be promptly utilized to repair or replace the asset damaged or condemned.

                  "Assignment Agreement" shall mean the Assignment Agreement in the form of Exhibit K (appropriately completed).

                  "Authorized Officer" shall mean any senior officer of the Borrower or the Borrower designated as such in writing to the Administrative Agent by the Borrower or the Borrower, in each case to the extent acceptable to the Administrative Agent.

                  "Bankruptcy Code" shall have the meaning provided in
Section 9.05.

                  "Base Rate" shall mean the higher of (i) the Prime Lending Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%.

                  "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).


                  "Base Rate Margin" shall mean 2.0%.

                  "Bollore" shall mean Bollore Technologies, S.A.

                  "Bollore Distribution Agreements" means the three Amended and Restated Distribution and License Agreements, each dated as of November 30, 1992, as amended prior to the date hereof, between Bollore and NATC, as amended, supplemented, modified or otherwise modified from time to time in accordance with the terms hereof and thereof.

                  "Bollore Consent Letter" shall mean the Letter Agreement, dated as of June 25, 1997, among Bollore, the Borrower and Acquisition Sub.

                  "Borrower" shall mean North Atlantic Trading Acquisition Company, Inc., a Delaware corporation (which will be renamed "North Atlantic Trading Company, Inc." immediately following the consummation of the Transaction).

                  "Borrower Common Stock" shall mean the common stock of Borrower.

                  "Borrower Preferred Stock" shall mean the 12% Senior PIK Preferred Stock of the Borrower.

                  "Borrowing" shall mean the incurrence of one Type of Loan pursuant to a single Facility by the Borrower from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of LIBOR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of LIBOR Loans.

                  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

                  "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.


                  "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

                  "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of
(x) any Lender or (y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Lender"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and
(v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

                  "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including insurance proceeds and any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

                  "Change of Control" shall mean (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries; or
(ii) a majority of the Board of Directors of the Borrower or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Borrower; or (iii) the acquisition by any Person or group of related Persons (other than the Management Group) for purposes of
Section 13(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Borrower or of any direct or indirect holding company thereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

                  "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

                  "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Lenders.

                  "Commitment" shall mean, with respect to each Lender, such Lender's Term Commitment and Revolving Commitment.

                  "Commitment Fee" shall have the meaning provided in
Section 3.01(a).

                  "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all cash expenditures including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

                  "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term Indebtedness for borrowed money and the current portion of any long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

                  "Consolidated Debt" shall mean, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus any Indebtedness for borrowed money of any other Person as to which the Borrower and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation.

                  "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense and (iii) amortization expense, all as determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA for any fiscal quarter ending prior to June 30, 1998 shall mean the sum of (x) Consolidated EBITDA for the period commencing July 1, 1997 and ending on such date, as determined without regard to this proviso plus (y) the amounts set forth in Annex XI hereto as applicable to Consolidated EBITDA for such 12-month period.

                  "Consolidated Fixed Charges" shall mean for any Test Period, the sum, without duplication, of the amount for such period of (i) Consolidated Interest Expense, (ii) Dividends paid on all capital stock of the Borrower,
(iii) the consolidated cash tax expense of the Borrower and its Subsidiaries, and (iv) scheduled principal payments on Consolidated Debt, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" shall mean, for any period,
(i) total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding

Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commitment fees owed with respect to Indebtedness for borrowed money, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements less (ii) interest income of the Borrower and its Subsidiaries on a consolidated basis.

                  "Consolidated Net Income" shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, plus all net non-cash charges, and less all net non-cash gains, included in determining such net income (or loss) to the extent relating to inventory LIFO reserves, provided that there shall be excluded from the calculation thereof (without duplication) (i) the income (or loss) of any Person (other than Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses and (v) any one-time non-cash expenses incurred or payments made in connection with the Transaction.

                  "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof

(assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the Initial Borrowing Date or (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

                  "Controlled Group" shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under
Section 414(b) or (c) of the Code or Section 4001 of ERISA.

                  "Credit Documents" shall mean this Agreement, the Notes, the Security Documents and the Subsidiary Guaranty.

                  "Credit Event" shall mean and include the making of a Loan or the issuance of a Letter of Credit.

                  "Credit Party" shall mean the Borrower and the Subsidiary Guarantors.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Defaulting RF Lender" shall mean any RF Lender with respect to which a Lender Default is in effect.

                  "Designated Proceeds" shall mean any proceeds of an Asset Sale that are to be reinvested pursuant to a Reinvestment Election to the extent such proceeds would, pursuant to the Senior Notes Indentures, have to be applied by the Borrower to make an offer to repurchase Senior Notes if, within 180 days from the later of the date of such Asset Sale or the receipt of such proceeds, such proceeds were not actually reinvested or used to repay senior secured Indebtedness.

                  "Dividends" shall have the meaning provided in Section 8.09.

                  "Domestic Subsidiary" shall mean any Subsidiary organized under the laws of the United States of America or any State or territory thereof.

                  "Effective Date" shall have the meaning provided in
Section 12.10.

                  "Eligible Transferee" shall mean and include a commercial bank, financial institution or other institutional "accredited investor" as defined in Regulation D of the Securities Act.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

                  "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 7401 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect as of the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  "Event of Default" shall have the meaning provided in
Section 9.

                  "Excess Cash Flow" shall mean, for any fiscal year, the remainder of (i) the sum of (x) Adjusted Cash Flow for such fiscal year and
(y)(I) the decrease, if any, in Working Capital less (II) the decrease, if any, in the principal amount of Revolving Loans, in each case from the first day to the last day of such fiscal year, and (z) to the extent not included in (x) above, the aggregate amount received by the Borrower and its Subsidiaries during such fiscal year on account of business interruption insurance minus (ii) the sum of (x) the amount of Consolidated Capital Expenditures (except to the extent financed through the incurrence of Indebtedness or from Retained ECF) made during such fiscal year and (y)(I) the increase, if any, in Working Capital less (II) the increase, if any, in the principal amount of Revolving Loans, in each case from the first day to the last day of such fiscal year and (z) any scheduled repayments or prepayments of the principal amount of Term Loans and/or other Indebtedness.

                  "Excluded Subsidiary" shall mean any Subsidiary existing on the Initial Borrowing Date to the extent (i) the Borrower specifies to the Administrative Agent in writing on the Initial Borrowing Date that such Subsidiary is an Excluded Subsidiary and (ii) such Subsidiary owns no assets (other than the capital stock of another Excluded Subsidiary) in excess of $1,000 and owes no Indebtedness, it being agreed that at any time an Excluded

Subsidiary ceases to satisfy the requirements of clause (ii) above it will, to the extent not thereupon liquidated or otherwise dissolved, be deemed to have been then created for the purposes of Section 8.16.

                  "Existing Credit Agreement" shall mean the Credit and Guaranty Agreement, dated as of May 17, 1996, among National Tobacco, LLC, NTFC, the lenders party thereto, Sanwa Business Credit Corporation, as Co-Agent and Societe General, as Agent, as in effect on the Effective Date.

                  "Existing NATC Indebtedness" shall mean the approximately $31 million of term loan and note obligations of NATC outstanding on the Effective Date.

                  "Expiration Date" shall mean July 1, 1997.

                  "Facility" shall mean any of the credit facilities established under this Agreement, i.e., the Term Facility or the Revolving Facility.

                  "Facing Fee" shall have the meaning provided in
Section 3.01(c).

                  "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

                  "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

                  "Final Maturity Date" shall mean June 30, 2002.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

                  "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

                  "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder), provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

                  "Initial Borrowing Date" shall mean the date upon which the initial Borrowing of Loans occurs.

                  "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

                  "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower against fluctuations in interest rates.

                  "Lancaster Facility" shall mean the Second Amended and Restated Purchasing and Processing Agreement, dated as of May 17, 1996, between National Tobacco and Lancaster Leaf Tobacco Company of Pennsylvania, Inc., as amended and in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

                  "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

                  "Lender" shall have the meaning provided in the first

paragraph of this Agreement.

                  "Lender Default" shall mean (i) the refusal (which has not been retracted) of a RF Lender to make available its portion of any incurrence of Revolving Loans or to fund its portion of any unreimbursed payment under
Section 2.05(c) or (ii) a RF Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01(b) or under Section 2.05(c), in each case for any reason, including or as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

                  "Lender Register" shall have the meaning provided in
Section 12.16.

                  "Letter of Credit" shall have the meaning provided in
Section 2.01(a).

                  "Letter of Credit Fee" shall have the meaning provided in
Section 3.01(b).

                  "Letter of Credit Issuer" shall mean NatWest.

                  "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

                  "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

                  "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Debt on such date to Modified Consolidated EBITDA for the Test Period ending on such date (or most recently ended).

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "LIBOR" shall mean with respect to each Interest Period for a LIBOR Loan, [the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the LIBOR Loan of the Administrative Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such LIBOR Loan, determined as of 10:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period].


                  "LIBOR Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

                  "LIBOR Margin" shall mean 3.0%.

                  "LLC" shall mean NTC Holding, LLC, a Delaware limited liability company.

                  "LLC Preferred Stock" shall mean the preferred stock of LLC outstanding immediately prior to the Initial Borrowing Date.

                  "LLC Subordinated Notes" shall mean each of the promissory notes and the deferred interest payment notes (payable-in-kind) of LLC outstanding immediately prior to the Initial Borrowing Date.

                  "LLC Warrants" shall mean warrants of LLC outstanding immediately prior to the Initial Borrowing Date.

                  "Loan" shall have the meaning provided in Section 1.01.

                  "Management Group" shall mean Thomas F. Helms, Jr. and other members of senior management of the Borrower.

                  "Margin Stock" shall have the meaning provided in Regulation U.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction.

                  "Minimum Borrowing Amount" shall mean (i) for Revolving Loans, $400,000 and (ii) for Term Loans, $2,500,000.

                  "Modified Consolidated EBITDA" shall mean (x) for each Test Period ending on or prior to March 31, 1998, Consolidated EBITDA for such Test Period plus the amount set forth in Annex XI hereto as applicable to such Test Period and (y) for each other Test Period, Consolidated EBITDA for such Test Period.

                  "Mortgage" shall have the meaning provided in Section 5.01(j)(III).

                  "Mortgage Policy" shall have the meaning provided in Section 5.01(j)(III).

                  "Mortgaged Property" shall mean the Real Property of the Borrower listed on Annex V and designated as the "Mortgaged Property" therein.


                  "NAOC" shall mean Acquisition Sub as the survivor of the NAOC Merger.

                  "NAOC Merger" shall have the meaning provided in the definition of Acquisition.

                  "NATC" shall mean North Atlantic Trading Company, Inc., a Delaware corporation, which corporation shall cease to exist upon the NAOC Merger.

                  "NATC Holdings-USA" shall mean NATC Holdings USA, Inc., a Delaware corporation.

                  "National Tobacco" shall mean National Tobacco Company, L.P., a Delaware limited partnership.

                  "National Tobacco Partnership Agreement" shall mean the [Third] Amended and Restated Partnership Agreement of National Tobacco, dated as of June __, 1997, between the NTFC, as the sole general partner, and the Borrower, as the limited partner of National Tobacco, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

                  "NatWest" shall mean National Westminster Bank Plc.

                  "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

                  "Non-Defaulting RF Lender" shall mean each RF Lender other than a Defaulting RF Lender.

                  "Note" shall mean and include each Term Note and each Revolving Note.

                  "Notice of Borrowing" shall have the meaning provided in
Section 1.03.

                  "Notice of Conversion" shall have the meaning provided in
Section 1.06.

                  "Notice Office" shall mean the office of the Administrative Agent at 175 Water Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

                  "NTFC" shall mean National Tobacco Finance Corporation, a

Delaware corporation.

                  "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Arranging Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

                  "Offering Memorandum" shall mean the Offering Memorandum, dated June 18, 1997, in connection with the private placement of the Senior Notes.

                  "Participant" shall have the meaning provided in Section 2.05(a).

                  "Payment Office" shall mean the office of the Administrative Agent at 175 Water Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any Subsidiary or any corporation, trade or business that is, along with the Borrower or any Subsidiary, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

                  "Percentage" shall mean at any time for each RF Lender, the percentage obtained by dividing such RF Lender's Revolving Commitment by the Total Revolving Commitment, provided that if the Total Revolving Commitment has been terminated, the Percentage of each RF Lender shall be determined by dividing such RF Lender's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

                  "Permitted Business" shall mean any business which is the same as, or related, ancillary or complementary to any business of the Borrower and its Subsidiaries (after giving effect to the Acquisition) on the Initial Borrowing Date.

                  "Permitted Encumbrances" shall mean, with respect to the Mortgaged Properties, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent.


                  "Permitted Liens" shall mean Liens described in Section 8.03.

                  "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Pledge Agreement" shall have the meaning provided in Section 5.01(j)(I).

                  "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

                  "Prime Lending Rate" shall mean, at any time, the bank prime loan rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" on such day (or if not a Business Day, on the last preceding Business
Day) or, if no such rate is published, the prime lending rate or base rate as announced from time to time by the Administrative Agent (or by a New York money market bank selected by the Administrative Agent).

                  "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.

                  "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

                  "Refinancing" shall mean the refinancing transactions described in Section 5.01(h)(II).

                  "Refinancing Documents" shall mean all of the agreements governing, or relating to, the Refinancing.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Reinvestment Assets" shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as described in Section 8.01.

                  "Reinvestment Election" shall have the meaning provided in
Section 4.02(A)(c).


                  "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

                  "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

                  "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring 365 days (or 175 days to the extent in respect of Designated Proceeds) after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

                  "Release" means any spilling, leaking, pumping, pouring emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material or pollutant or contaminant into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material or pollutant or contaminant).

                  "Reorganization" shall mean the reorganization of LLC and its Subsidiaries so that (i) the Borrower will acquire indirectly all of the membership interests in LLC and (ii) the Borrower will acquire all of the capital stock of NTFC and the 99% limited partnership interest in National Tobacco, with NTFC to own the 1% general partnership interest in National Tobacco.

                  "Reorganization Documents" shall mean the documents entered into in connection with the Reorganization.

                  "Required Lenders" shall mean Lenders (other than any Defaulting RF Lenders) whose outstanding Term Loans and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Percentages) constitute greater than 50% of the sum of (i) the total outstanding Term Loans and (ii) the Adjusted Total Revolving Commitment (or, if after the Total Revolving Commitment has been terminated, the aggregate Percentages of Non-Defaulting RF Lenders).

                  "Retained ECF" shall mean, at any time, (x) the aggregate

amount of Excess Cash Flow for the then completed fiscal years of the Borrower commencing with the fiscal year ending December 31, 1997 and not required to be used to repay Term Loans pursuant to Section 4.02(A)(f) less (y) the sum of the aggregate amount of Consolidated Capital Expenditures theretofore made pursuant to Section 8.05(c), the aggregate amount of investments theretofore made pursuant to Section 8.06(h)(ii), the aggregate amount of Dividends theretofore made pursuant to Section 8.09(a)(iv) and the aggregate principal amount of repayments of Senior Notes theretofore made pursuant to Section 8.08(a).

                  "Revolving Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Annex I hereto directly below the column entitled "Revolving Commitment," as the same may be reduced or terminated from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 12.04.

                  "Revolving Facility" shall mean the facility evidenced by the Total Revolving Commitment.

                  "Revolving Loan" shall have the meaning provided in Section 1.01(b).

                  "Revolving Note" shall have the meaning provided in Section 1.05(a).

                  "RF Lender" shall mean each Lender with a Revolving
Commitment.

                  "Scheduled Repayment" shall have the meaning provided in
Section 4.02(A)(b).

                  "SEC" shall have the meaning provided in Section 7.01(i).

                  "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

                  "Section 4.04 Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

                  "Security Agreement" shall have the meaning provided in
Section 5.01(j)(II).

                  "Security Agreement Collateral" shall mean all "Collateral" as defined in the relevant Security Agreement.

                  "Security Documents" shall mean the Pledge Agreement, the Security Agreement, each Mortgage and each Additional Mortgage, if any.


                  "Senior Guaranties" shall mean the unsecured guaranty or guaranties by the Subsidiary Guarantors of the Senior Notes.

                  "Senior Notes Documents" shall mean and include each of the other documents, instruments (including the Senior Notes) and other agreements entered into by the Borrower (including without limitation, the Senior Notes Indenture) relating to the issuance by the Borrower of the Senior Notes, as in effect on the Initial Borrowing Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

                  "Senior Notes" shall mean the 11% Senior Notes due 2004 issued by the Borrower.

                  "Senior Notes Indenture" shall mean the Senior Note Indenture, dated as of June 25, 1997, between the Borrower and United States Trust Company of New York as trustee thereunder, with respect to the Senior Notes.

                  "Stated Amount" of each Letter of Credit shall mean the maximum available amount to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

                  "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

                  "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower that has executed and delivered a counterpart of the Subsidiary Guaranty.

                  "Subsidiary Guaranty" shall have the meaning provided in
Section 5.01(i).

                  "Taxes" shall have the meaning provided in Section 4.04(a).

                  "Term Commitment" shall mean, at any time, with respect to each Lender, the amount, if any, set forth opposite such lender's name on Annex I hereto directly below the column entitled "Term Commitment" as the same may be terminated pursuant to Section 3.03.


                  "Term Facility" shall mean the Facility evidenced by the Total Term Commitment.

                  "Term Loan" shall have the meaning provided in Section
1.01(a).

                  "Term Note" shall have the meaning provided in Section
1.05(a).

                  "Test Period" shall mean (i) the period (taken as one accounting period) commencing July 1, 1997 and ending September 30, 1997, (ii) the period (taken as one accounting period) commencing July 1, 1997 and ending December 31, 1997, (iii) the period (taken as one accounting period) commencing July 1, 1997 and ending March 31, 1998, (iv) the period (taken as one accounting period) commencing July 1, 1997 and ending June 30, 1998 and (v) for any determination thereafter, the four consecutive fiscal quarters of the Borrower (taken as one accounting period) ending on the date of such determination.

                  "Total Commitment" shall mean the sum of the Total Term Commitment, and the Total Revolving Commitment.

                  "Total Term Commitment" shall mean the sum of the Term Commitments of each of the Lenders.

                  "Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Lenders.

                  "Total Unutilized Revolving Commitment" shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.

                  "Transaction" shall mean (i) the Acquisition, (ii) the Refinancing, (iii) the issuance of the Senior Notes, (iv) the equity issuances described in Section 5.01(g)(I), (v) the Reorganization and (vi) the incurrence of Term Loans on the Initial Borrowing Date.

                  "Transaction Documents" shall mean the Acquisition Documents, the Refinancing Documents, the Senior Note Documents, the Reorganization Documents and the other documents entered into in connection with the transactions described in Section 5.01(g)(I).

                  "Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable in cash prior to or substantially concurrently with the closing of, the Transaction, and including all fees paid to any of the Lenders, the Administrative Agent and the Arranging Agent hereunder, attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees.

                  "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or LIBOR Loan.

                  "UCC" shall mean the Uniform Commercial Code.

                  "Unit" shall mean a unit consisting of 1000 shares of Borrower Preferred Stock and one warrant to purchase 32.6765 shares of Borrower common stock.

                  "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

                  "Unutilized Revolving Commitment" for any RF Lender at any time shall mean the excess of (i) the Revolving Commitment of such Lender over
(ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (y) an amount equal to such Lender's Percentage of the Letter of Credit Outstandings at such time.

                  "UST Agreement" shall mean Asset Purchase Agreement dated as of November 25, 1992 among, inter alia, NATC and UST, Inc.

                  "Voting Stock" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

                  "Welfare Plan" means a "welfare plan" (as such term is defined in Section 3(a) of ERISA, maintained by the Borrower or for which the Borrower or any of its Subsidiaries has any contractual liability.

                  "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

                  "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                  "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

                  SECTION 11. The Administrative Agent.


                  11.01 Appointment. The Lenders hereby designate NatWest as Administrative Agent (for purposes of this Section 11, the terms "Administrative Agent" shall include NatWest in its capacity as Collateral Agent pursuant to the Security Documents) and Gleacher NatWest, Inc. as Arranging Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

                  11.02 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. No Agent or any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein with respect to such Agent.

                  11.03 Lack of Reliance on the Agents. Independently and without reliance upon either Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

                  11.04 Certain Rights of the Agents. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

                  11.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

                  11.06 Indemnification. To the extent an Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent, in proportion to their respective "percentages" as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent.

                  11.07 The Agents in Their Individual Capacities. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agents in their individual capacities. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if they were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

                  11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

                  11.09 Resignation by an Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

                  (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

                  (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as

Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

                  (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

                  (e) The Arranging Agent shall have no duties or responsibilities hereunder or under the other Credit Documents.

                  SECTION 12.  Miscellaneous.


                  12.01 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case) and of the Agents and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each Agent and for each of the Lenders);
(ii) pay and hold each of the Agents and Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and
(iii) indemnify the Arranging Agent and each Lender (including in its capacity as Agent or Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) an investigation, litigation or other proceeding (whether or not the Arranging Agent, an Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Arranging Agent, an Agent, any Lender, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, and (b) any such investigation, litigation or other proceeding relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any Real Property owned or operated by them, or the actual or alleged presence or release of Hazardous Materials on, under or from any Real Property at any time owned or operated by the

Borrower or any of its Subsidiaries, and in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

                  12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other

Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

                  12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, faxed, cabled or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender or Agent, at its address specified for such Lender or Agent on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

                  12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that (x) in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 2.06 and 4.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and (y) no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or any other Credit Document.

                  (b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its outstanding Term Loans and/or Revolving Commitment and its rights and obligations hereunder to another Lender (or an Affiliate of such assigning Lender), and (y) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld), any Lender may assign all or a portion of its outstanding Term Loans and/or Revolving Commitment and its rights and obligations hereunder to one or more Eligible Transferees (including one or more Lenders). No assignment pursuant to the immediately preceding sentence by a Lender (or by Lenders which are Affiliates of each other) shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder (or to an Affiliate of an assigning Lender), be in an aggregate amount less than $5,000,000 unless the entire Commitment of the assigning Lender (or group of Lenders which are Affiliates) is so assigned. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this
Section 12.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, (ii) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (iii) the Borrower will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05. To the extent of any assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04 Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or

4.04 from those being charged by the respective assigning bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from the changes specified in said
Section 1.10, 2.06 or 4.04 after the date of the respective assignment). Each Lender and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                  (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

                  (d) Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

                  12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and either Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which either Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

                  12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

                  12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1996 historical financial statements delivered to the Lenders pursuant to Section 6.10(b) and
(y) that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.

                  (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (or in the case of interest determined by reference to a Base Rate based on the Prime Lending Rate, 365 or 366 days, as the case may be).

                  12.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, to the extent located outside New York City, or by hand, to the extent located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. The Borrower hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of any Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

                  (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

                  12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

                  12.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which, the Borrower, each Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders and the Agents, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.


                  12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  12.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly affected thereby, (i) extend the Final Maturity Date (it being understood that any waiver of any prepayment of, or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or extend the stated maturity of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 12.12, (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Lenders, (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (v) release all or substantially all of the Collateral. No provision of Section 2 or 11 may be amended without the consent of the Letter of Credit Issuer or the Agents, respectively.

                  12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

                  12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12 or 1.13) to the extent not otherwise applicable to such Lender prior to such transfer.

                  12.15 Confidentiality. Subject to Section 12.04, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors or counsel or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

                  12.16 Lender Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.16, to maintain a register (the "Lender Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.04(b). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16 other than those resulting from the Administrative Agent's willful misconduct or gross negligence.

                              *        *        *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                       NORTH ATLANTIC TRADING ACQUISITION
                         COMPANY, INC.


                       By: /s/ David Brunson
                           ---------------------------------
                           Name:  David Brunson
                           Title: Chief Financial Officer


                       NATIONAL WESTMINSTER BANK PLC,
                         Individually and as Administrative Agent

                       By: /s/ Ronan Agnew
                           -----------------------------------
                           Name:  Ronan Agnew
                           Title: Vice President

                       GOLDMAN SACHS CREDIT PARTNERS, L.P.

                       By: /s/ Jonathan Kolatch
                           ------------------------------------
                           Name:  Jonathan Kolatch
                           Title: Managing Director

                       HCM HIGH YIELD OPPORTUNITY FUND, L.P.

                       By: /s/ Michael E. Lewitt
                           ------------------------------------
                           Name:  Michael E. Lewitt
                           Title: Executive Vice President

                       ING BARING (U.S.) CAPITAL CORP.

                       By: /s/ Joan M. Chiappe
                           -------------------------------------
                           Name:  Joan M. Chiappe
                           Title: Vice President

                       BANK ONE KENTUCKY, NA

                       By: /s/ Joseph Brenner
                           -------------------------------------
                           Name:  Joseph Brenner
                           Title: Senior Vice President

                       OAK HILL SECURITIES FUND, L.P.

                       By:  Oak Hill Securities GenPar, L.P.,
                            its General Partner

                       By:  Oak Hill Securities MGP, Inc.,
                            its General Partner

                       By:  /s/ Scott Krase
                            ------------------------------------
                            Name:  Scott Krase
                            Title: Vice President

                       CRESCENT/MACH I PARTNERS, L.P.
                       By TCW Asset Management Company
                         its Investment Manager


                       By:  /s/ Justin Driscoll
                            -------------------------------------
                            Title: Senior Vice President